                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         RUBY TUESDAY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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
                                     [LOGO]

September 1, 2000

Dear Shareholders:

    We are holding your 2000 Annual Meeting on Thursday, October 5, 2000, at 11:00 a.m., local time, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

    We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                            Sincerely,

                                            RUBY TUESDAY, INC.

                                            /s/ Samuel (Sandy) E. Beall, III

                                            Samuel (Sandy) E. Beall, III
                                            CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                               RUBY TUESDAY, INC.
    -----------------------------------------------------------------------
     150 WEST CHURCH AVENUE - MARYVILLE, TENNESSEE 37801 - (865) 379-5700 -
                             TELEFAX (865) 379-6811

                               RUBY TUESDAY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                OCTOBER 5, 2000

    The Annual Meeting of Shareholders of Ruby Tuesday, Inc. will be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 on Thursday, October 5, 2000, at 11:00 a.m., local time, for the following purposes:

     1. To elect three Class II directors for a term of three years to the Board of Directors.

     2. To approve an amendment to the Company's 1996 Stock Incentive Plan to
        (i) increase the number of shares with respect to which equity incentives may be granted during any fiscal year to any employee to 750,000 to accommodate both of the two-for-one stock splits of the common stock effected on each of May 11, 1998 and May 19, 2000, and
        (ii) to provide for automatic adjustments in the number of shares with respect to which equity incentives may be granted during any fiscal year in the event of future stock splits or other similar changes in the Company's capital structure.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only shareholders of record at the close of business on August 16, 2000, are entitled to vote at the meeting.

    The mailing address of the Company's principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801.

    We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          By Order of the Board of Directors,

                                          /s/ Daniel T. Cronk

                                          Daniel T. Cronk
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

September 1, 2000
Maryville, Tennessee

                               RUBY TUESDAY, INC.
                             150 WEST CHURCH AVENUE
                           MARYVILLE, TENNESSEE 37801

            PROXY STATEMENT FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

                              GENERAL INFORMATION

    The following Proxy Statement and the accompanying proxy card, first mailed to shareholders on or about September 1, 2000, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Thursday, October 5, 2000, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the "Annual Meeting").

    Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company's common stock, $.01 par value per share ("Common Stock"), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class II directors named in this Proxy Statement, (ii) in favor of the proposed amendment to the Company's 1996 Stock Incentive Plan (the "Stock Incentive Plan") to
(a) increase the number of shares with respect to which equity incentives may be granted during any fiscal year to any employee to 750,000 to accommodate both of the two-for-one stock splits of the Common Stock effected on each of May 11, 1998 and May 19, 2000, and (b) to provide for automatic adjustments in the number of shares with respect to which equity incentives may be granted during any fiscal year in the event of future stock splits or other similar changes in the Company's capital structure, and (iii) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

    The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

    August 16, 2000 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders holding of record a majority of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more Director Nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 16, 2000, was 61,964,986, each of which is entitled to one vote. ALL SHARE AND SHARE-RELATED INFORMATION IN THIS PROXY STATEMENT GIVES EFFECT TO A TWO-FOR-ONE STOCK SPLIT EFFECTED AS A STOCK DIVIDEND PAID ON MAY 19, 2000 TO SHAREHOLDERS OF RECORD ON APRIL 28, 2000.

    Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting. The approval of the amendments to the Stock Incentive Plan described in Proposal 2 requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. For purposes of determining whether Proposal 2 has been approved by the shareholders, abstentions will have the same effect as votes against Proposal 2, but broker non-votes will have no effect on the voting on such Proposal.

PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and provide that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. At the Annual Meeting, the three nominees are for the Class II directors. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office. The Company's Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to be voted in the election of directors voting together as a single class. The Board of Directors has fixed at eight the exact number of members of the Board of Directors and has nominated Dr. Donald Ratajczak, Samuel E. Beall, III and Claire L. Arnold to serve in Class II of the Board of Directors for a term of three years. All nominees are currently serving as directors of the Company.

    It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

                   DIRECTOR AND DIRECTOR NOMINEE INFORMATION

NOMINEES FOR DIRECTORS

                                      CLASS II--TERM EXPIRING 2003
DR. DONALD RATAJCZAK
Director of the Company since 1981                    Age: 57

    Dr. Ratajczak has served as President and Chairman of Auric Metals Corporation, a company which provides investment and advisory services for startup technology companies, since May 2000. Previously,
Dr. Ratajczak served as Professor and Director, Economic Forecasting Center, Georgia State University
from July 1973 until his retirement in June 2000. Dr. Ratajczak also is a director of Morgan
Keegan Inc., CIM High Yield Securities Fund and TBC Corporation.

SAMUEL E. BEALL, III
Director of the Company since 1982                    Age: 50

    Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since
May 1995. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to
May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992.

CLAIRE L. ARNOLD
Director of the Company since 1994                    Age: 53

    Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive
Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994.
Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to
November 1992. Ms. Arnold also is a director of Schweitzer-Mauduit International, Inc., Morrison
Management Specialists, Inc. (formerly Morrison Health Care, Inc.) and International Multifoods, Inc.

DIRECTORS CONTINUING IN OFFICE

                                      CLASS I--TERM EXPIRING 2002

DR. BENJAMIN F. PAYTON
Director of the Company since 1993                    Age: 67

    Dr. Payton has been the President of Tuskegee University since 1981. Dr. Payton also is a director of AmSouth Bancorporation, AmSouth Bank, N.A., The Liberty Corporation, Praxair, Inc. and Morrison
Management Specialists, Inc. (formerly Morrison Health Care, Inc.).

JAMES A. HASLAM, III
Director of the Company since 1999                    Age: 46

    Mr. Haslam has been Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, since July 1995. Prior thereto, from 1976 to 1995, he was Executive
Vice President of Pilot Corporation. Mr. Haslam also is a director of First Tennessee National
Corporation.

                                     CLASS III--TERM EXPIRING 2001

JOHN B. MCKINNON
Director of the Company since 1989                    Age: 65

    Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of Management
at Wake Forest University. Prior thereto, he was President, Sara Lee Food Service from July 1988 through
June 1989, and President, Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon also is a director of Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc.).

DOLPH W. VON ARX
Director of the Company since 1992                    Age: 65

    Prior to his retirement in 1991, Mr. von Arx was Chairman of the Board, President and Chief
Executive Officer of Planters LifeSavers Company, an affiliate of RJR Nabisco, Inc. Since October 1998,
Mr. von Arx has been serving as Chairman of the Board of Isolux America Corporation, a privately-held company that manufactures fiberoptic cable and medical devices. Mr. von Arx also is a director of Cree
Research, Inc., International Multifoods, Inc., Mackenzie Investment Management, Inc. and Northern Trust
of Florida Corporation, a subsidiary of Northern Trust Corporation.

ELIZABETH L. NICHOLS
Director of the Company since 1999                    Age: 46

    Ms. Nichols has been President of JDN Realty Corp., a public real estate investment trust, since
March 1994. Prior thereto, Ms. Nichols was President of JDN Enterprises, Inc. from December 1990 through March 1994. Ms. Nichols also serves as a director of JDN Realty Corp. and Tritel, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
             THE THREE NOMINEES FOR CLASS II DIRECTORS NAMED ABOVE.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of August 16, 2000 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.

                                                    NUMBER OF SHARES
                                                      BENEFICIALLY       PERCENT
NAME OR GROUP                                           OWNED(1)       OF CLASS(2)
-------------                                       ----------------   -----------
Westport Asset Management, Inc. (3)...............     4,907,000(3)        7.9
Samuel E. Beall, III..............................     1,079,145(4)        1.7
Claire L. Arnold..................................        44,639             *
James A. Haslam, III..............................        31,875(5)          *
John B. McKinnon..................................        90,575(6)          *
Elizabeth L. Nichols..............................         5,675             *
Dr. Benjamin F. Payton............................        44,395             *
Dr. Donald Ratajczak..............................        62,391(7)          *
Dolph W. von Arx..................................        45,807(8)          *
Robert D. McClenagan..............................       389,722             *
J. Russell Mothershed.............................       371,817             *
Sherry L. Turner..................................       182,985             *
Daniel T. Cronk...................................        72,029(9)          *
All directors and executive officers as a group
  (13 persons)....................................     2,421,363           3.8

------------------------

(1) The amounts shown include (i) shares subject to currently exercisable options and options exercisable within 60 days after August 16, 2000, held by the named persons and group as follows: Mr. Beall, 600,322; Ms. Arnold, 24,536; Mr. McKinnon, 29,416; Mr. Haslam, 4,038; Ms. Nichols, 4,038;
    Dr. Payton, 24,536; Dr. Ratajczak, 29,416; Mr. von Arx, 29,416;
    Mr. McClenagan, 296,228; Mr. Mothershed, 296,750; Ms. Turner, 138,090;
    Mr. Cronk, 58,186; and all directors and executive officers as a group, 1,534,972; and (ii) shares held in the Company's Salary Deferral Plan as follows: Mr. Beall, 22,615; Mr. Mothershed, 360; and all directors and executive officers as a group, 22,975.

    The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company's Deferred Compensation Plan which, as of July 31, 2000, were as follows: Mr. Beall, 20,671; Mr. McClenagan, 27,087; Mr. Mothershed, 27,567; Ms. Turner, 20,337;
    Mr. Cronk, 19,776; and all directors and executive officers as a group, 115,438. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2) "Percent of Class" has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 16, 2000), without regard to any disclaimers of beneficial ownership by the person indicated.

(3) The address of Westport Asset Management, Inc. is 253 Riverside Avenue, Westport, CT 06880. The information presented is based on Schedule 13G, as amended, filed by Westport Asset Management, Inc. reporting beneficial ownership as of December 31, 1999. The amount shown does not include 4,600 shares owned by employees of Westport Asset
    Management, Inc. and Westport Advisors LLC.

(4) Includes 209,424 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a General Partner.

(5) Includes 26,200 shares held by PTC Corporation of which Mr. Haslam is a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares.

(6) Includes 42,500 shares owned by Mr. McKinnon and his spouse as tenants in common.

(7) Includes 13,500 shares held in an individual retirement account by Dr. Ratajczak.

(8) Includes 4,500 shares held by the von Arx Family Foundation, a charitable organization. Mr. von Arx may be deemed to share voting and dispositive power with respect to such shares by virtue of his position as a member of the Board of Directors of the foundation.

(9) Includes 3,200 shares owned by Mr. Cronk and his spouse as tenants in common.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2000 have been complied with on a timely basis.

DIRECTORS' FEES AND ATTENDANCE

    The Board of Directors met five times during fiscal year 2000. Each director attended at least 75% of these meetings and of the meetings of any committee of which he or she was a member which were held during the fiscal year.

    Directors who are employees of the Company receive no directors' fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 for each special Board meeting attended. Non-employee directors serving on the Audit Committee or the Compensation and Stock Option Committee (other than the Chairmen of such committees) do not receive any fee for attending committee meetings. Committee Chairmen receive a fee for each committee meeting attended which is not held in conjunction with a meeting of the Board of Directors.

    The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the "Directors' Plan") permits non-employee directors to defer all or a portion (in 25 percent increments) of their retainer (other than any portion of the retainer allocated to Stock Awards, as described below) and/or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during that fiscal quarter. Amounts credited to a director's deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director's seventieth birthday, or (b) the date the director ceases to be a member of the Board of Directors.

    The Directors' Plan provides that each non-employee director who has not attained the Target Ownership Level, as defined below, will be deemed to have elected to direct that 60 percent of his or her retainer payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf. Each non-employee director who has attained the Target Ownership Level may elect to direct, in

10 percent increments and subject to such other conditions prescribed by the Directors' Plan, that up to 60 percent of his or her retainer for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the "Stock Awards"). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

    A director will be treated as having attained the "Target Ownership Level" for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date ("Fair Market Value"), equal to 10 multiplied by that director's annual retainer.

    Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70 or unless this restriction is waived by the committee administering the Directors' Plan.

    The Directors' Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of Common Stock (the "Options") equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

    Options issued under the Directors' Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

COMMITTEES OF THE BOARD

    The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board delegated certain authority to two committees. Information concerning these committees follows.

    AUDIT COMMITTEE. The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company's independent auditors as to the nature of the auditors' services, fees and such other matters as the auditors believe may require the attention of the Board. The Audit Committee reviews the Company's internal control procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company's Board met four times during fiscal year 2000. The current members of the Audit Committee are John B. McKinnon (Chairman), Claire L. Arnold, James A. Haslam, III, Elizabeth L. Nichols, Dr. Benjamin F. Payton, Dr. Donald Ratajczak and Dolph W. von Arx.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee (the "Compensation Committee") is comprised solely of non-management directors. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee of the Company's Board met three times during fiscal year 2000. The current members of the Compensation Committee are Dolph W. von Arx (Chairman), Claire L. Arnold, James A. Haslam, III, John B. McKinnon, Elizabeth L. Nichols, Dr. Benjamin F. Payton and
Dr. Donald Ratajczak.

                             EXECUTIVE COMPENSATION

    This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the three fiscal years in the period ended June 4, 2000, which compensation was awarded to, paid to, or earned by the Company's Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2000 (collectively, these persons are sometimes referred to as the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM           ALL OTHER
                                                   ANNUAL COMPENSATION                 COMPENSATION        COMPENSATION
                                          -------------------------------------   ----------------------   ------------
                                                                   OTHER ANNUAL    AWARDS      PAYOUTS
                                                                   COMPENSATION   OPTIONS/      LTIP
NAME AND POSITION                YEAR     SALARY ($)   BONUS ($)       $(1)       SARS (#)   PAYOUTS ($)      ($)(2)
-----------------              --------   ----------   ---------   ------------   --------   -----------   ------------
Samuel (Sandy) E. Beall,         2000       846,442    1,075,000          -0-     478,000        -0-           3,217
III..........................    1999       624,539      781,250        7,500     171,434        -0-           3,288
Chairman of the Board and        1998       601,000      607,761      315,004      12,954        -0-           4,268
Chief Executive Officer

Robert D. McClenagan.........    2000       344,544      431,000       74,177     216,634        -0-           7,064
President                        1999       331,255      414,375      189,185     109,346        -0-           5,669
                                 1998       318,758      398,448        4,500       7,770        -0-           5,907

J. Russell Mothershed........    2000       251,513      251,700        3,600     178,778        -0-           6,452
Senior Vice President, Chief     1999       241,820      242,000       18,215      90,007        -0-           5,410
Financial Officer, Treasurer     1998       232,678      188,237       57,869       6,216        -0-           5,482
and Assistant Secretary

Sherry L. Turner.............    2000       202,502      202,700        3,600     179,387        -0-             -0-
Executive Vice President,        1999       192,258      192,400        3,600     110,007        -0-             -0-
Human Resources and              1998       138,750      142,548       24,812       6,216        -0-             -0-
Performance Management

Daniel T. Cronk..............    2000       193,961      194,400        3,600      99,387        -0-             -0-
Senior Vice President,           1999       171,473      171,600        3,600      50,007        -0-             -0-
General Counsel and Secretary    1998       137,007       72,686        5,352      46,264        -0-             -0-

------------------------

(1) Under the Company's Management Stock Option Program (the "MSOP"), eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a "bonus share" and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column. Additionally, the following amounts for taxable relocation assistance provided by the Company are included for fiscal years 2000, 1999 and 1998, respectively: S. E. Beall, III, $0, $0 and $307,504; R. D. McClenagan, $68,177, $183,185 and $0; J. R. Mothershed, $0, $14,615 and
    $54,269; S. L. Turner, $0, $0 and $21,212; and D. T. Cronk, $0, $0 and
    $1,752.

(2) The amounts in this column include the following: (a) Company contributions to the Deferred Compensation Plan for fiscal years 2000, 1999 and 1998, respectively: S. E. Beall, III, $0, $0 and $0; R. D. McClenagan, $4,898, $3,655 and $3,295; and J. R. Mothershed, $4,655, $3,748 and $3,439;
    (b) executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 2000, 1999 and 1998, respectively:
    S. E. Beall, III, $864, $837 and $828; R. D. McClenagan, $864, $837 and
    $828; and J. R. Mothershed, $861, $816 and $788; and (c) employee portion of split-dollar life insurance premiums paid by the Company for fiscal years 2000, 1999 and 1998, respectively: S. E. Beall, III, $2,353, $2,451 and
    $3,440; R. D. McClenagan, $1,302, $1,177 and $1,784; and J. R. Mothershed,
    $936, $846 and $1,255.

                          OPTION GRANTS IN FISCAL 2000

    The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 2000 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 2000.

                                              INDIVIDUAL GRANTS
                          ---------------------------------------------------------
                                            % OF TOTAL
                                             OPTIONS/
                                               SARS
                                            GRANTED TO     EXERCISE OR
                          OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION
NAME                      GRANTED(#)(1)   FISCAL YEAR(2)    ($/SHARE)       DATE
----                      -------------   --------------   -----------   ----------
S. E. Beall, III.......      322,000            12.40%       9.2813       04/11/05
                             156,000(4)          6.01%       9.4688       12/18/08

R. D. McClenagan.......        7,560              .29%       9.1250       09/03/04
                               7,074              .27%       9.7500       12/03/04
                             202,000             7.78%       9.2813       04/11/05

J. R. Mothershed.......        4,536              .17%       9.1250       09/03/04
                               4,242              .16%       9.7500       12/03/04
                             170,000             6.54%       9.2813       04/11/05

S. L. Turner...........        4,536              .17%       9.1250       09/03/04
                               4,851              .19%       8.5313       03/03/05
                             170,000             6.54%       9.2813       04/11/05

D. T. Cronk............        4,536              .17%       9.1250       09/03/04
                               4,851              .19%       8.5313       03/03/05
                              90,000             3.46%       9.2813       04/11/05

                           POTENTIAL REALIZABLE VALUE(3) AT ASSUMED ANNUAL
                          RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM
                         ----------------------------------------------------
                                    5%                         10%
                         ------------------------   -------------------------
                                     MARKET PRICE                MARKET PRICE
                                     REQUIRED TO                 REQUIRED TO
                                       REALIZE                     REALIZE
                          DOLLAR     DOLLAR GAINS     DOLLAR     DOLLAR GAINS
NAME                     GAINS ($)    ($/SHARE)     GAINS ($)     ($/SHARE)
----                     ---------   ------------   ----------   ------------
S. E. Beall, III.......   825,689       11.85       1,824,557       14.95
                          408,105       12.08         901,804       15.25
R. D. McClenagan.......    19,059       11.65          42,116       14.70
                           19,056       12.44          42,108       15.70
                          517,979       11.85       1,144,598       14.95
J. R. Mothershed.......    11,436       11.65          25,270       14.70
                           11,427       12.44          25,250       15.70
                          435,923       11.85         963,275       14.95
S. L. Turner...........    11,436       11.65          25,270       14.70
                           11,434       10.89          25,266       13.74
                          435,923       11.85         963,275       14.95
D. T. Cronk............    11,436       11.65          25,270       14.70
                           11,434       10.89          25,266       13.74
                          230,783       11.85         509,969       14.95

------------------------

(1) Except as otherwise stated, the indicated options have a term of five years and were granted pursuant to the Company's Stock Incentive Plan. Those options with an exercise price of $9.2813 on the date of grant generally become exercisable after 30 months. All other options listed in the table above generally become exercisable after two years. In the event of a change in control of the Company, the vesting of options will be accelerated unless the Committee administering the plan elects to cash-out the options.

(2) Based on an aggregate of 2,597,552 options granted by the Company in fiscal year 2000.

(3) The Potential Realizable Values are calculated as follows: [[Market Price at Grant X (1 + Stock Price Appreciation Rate)]--Exercise Price] X Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over a five year term, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1%, respectively.

(4) These options vest as set forth in Mr. Beall's Employment Agreement, which is described herein.

                         AGGREGATED OPTION EXERCISES IN
                     FISCAL 2000 AND FISCAL YEAR END VALUES

    The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2000 by the Named Executives and the value of unexercised options to purchase Common Stock held at June 4, 2000. There were no SARs outstanding during fiscal year 2000.

                                                                                            VALUE OF
                                                                                           UNEXERCISED
                                                                      NUMBER OF           IN-THE-MONEY
                                                                     UNEXERCISED           OPTIONS AT
                                                                  OPTIONS FY-END (#)      FY-END ($)(2)
                                                                  ------------------   -------------------
                               SHARES ACQUIRED       VALUE           EXERCISABLE/         EXERCISABLE/
NAME                           ON EXERCISE (#)   REALIZED($)(1)     UNEXERCISABLE         UNEXERCISABLE
----                           ---------------   --------------   ------------------   -------------------
S.E. Beall, III..............          -0-               -0-      1,270,344/820,868    7,854,417/1,387,822
R.D. McClenagan..............      209,840         1,112,043        346,688/435,326      2,200,633/778,524
J.R. Mothershed..............        1,700             4,805        304,092/358,792      1,850,617/640,958
S.L. Turner..................          -0-               -0-        132,432/399,401        803,882/764,941
D.T. Cronk...................          -0-               -0-         92,528/199,401        466,203/362,441

------------------------

(1) Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise)--(Per Share Exercise Price)] X Number of Shares for which the option was exercised.

(2) Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on June 2, 2000) - (Per Share Exercise Price)] X Number of Shares Subject to Unexercised Options. The per share closing sale price on June 2, 2000, the last trading day of fiscal year 2000, was $10.6875.

RETIREMENT PLAN

    Following the distribution by the Company's predecessor, Morrison Restaurants Inc. ("MRI"), of the stock of two subsidiaries in March of 1996 (the "Distribution"), and in conjunction therewith, the Company continued as a sponsor of the Morrison Restaurants Inc. Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan, which covers employees of the Company who had attained age 21 and had completed at least one year of full-time service with MRI by July 1, 1987. A participant's accrued annual benefit is determined generally by adding A and B below, as applicable:

    (A) 1/4 percent of pay up to that year's Social Security Wage Base, plus
        1 1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

     (B) 1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1 1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

    Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant's accrued benefit becomes vested upon completion of five years of service after age 18.

    Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, described below.

EXECUTIVE SUPPLEMENTAL PENSION PLAN

    Eligible Named Executives of the Company participate in the Company's Executive Supplemental Pension Plan ("ESPP"). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

    A participant's accrued benefit in the ESPP equals 2.5 percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable at the age of 65 in the form of a single life annuity payable to the participant under the Retirement Plan; and less the participant's Social Security benefits. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 65, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits depending upon age and service criteria specified in the ESPP. A participant's receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 65. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

                      EXECUTIVE SUPPLEMENTAL PENSION PLAN
    ESTIMATED ANNUAL BENEFITS FOR REPRESENTATIVE YEARS OF SERVICE TO AGE 65

              ANNUAL AVERAGE                                                             30 OR
               BASE SALARY                     10         15         20         25        MORE
------------------------------------------  --------   --------   --------   --------   --------
$250,000..................................  $ 62,500   $ 93,750   $125,000   $137,500   $150,000
 275,000..................................    68,750    103,125    137,500    151,250    165,000
 300,000..................................    75,000    112,500    150,000    165,000    180,000
 325,000..................................    81,250    121,875    162,500    178,750    195,000
 350,000..................................    87,500    131,250    175,000    192,500    210,000
 375,000..................................    93,750    140,625    187,500    206,250    225,000
 400,000..................................   100,000    150,000    200,000    220,000    240,000
 425,000..................................   106,250    159,375    212,500    233,750    255,000
 450,000..................................   112,500    168,750    225,000    247,500    270,000
 475,000..................................   118,750    178,125    237,500    261,250    285,000
 500,000..................................   125,000    187,500    250,000    275,000    300,000
 525,000..................................   131,250    196,875    262,500    288,750    315,000
 550,000..................................   137,500    206,250    275,000    302,500    330,000
 575,000..................................   143,750    215,625    287,500    316,250    345,000
 600,000..................................   150,000    225,000    300,000    330,000    360,000
 625,000..................................   156,250    234,375    312,500    343,750    375,000
 650,000..................................   162,500    243,750    325,000    357,500    390,000
 675,000..................................   168,750    253,125    337,500    371,250    405,000
 700,000..................................   175,000    262,500    350,000    385,000    420,000
 725,000..................................   181,250    271,875    362,500    398,750    435,000
 750,000..................................   187,500    281,250    375,000    412,500    450,000
 775,000..................................   193,750    290,625    387,500    426,250    465,000
 800,000..................................   200,000    300,000    400,000    440,000    480,000
 825,000..................................   206,250    309,375    412,500    453,750    495,000
 850,000..................................   212,500    318,750    425,000    467,500    510,000
 875,000..................................   218,750    328,125    437,500    481,250    525,000
 900,000..................................   225,000    337,500    450,000    495,000    540,000
 925,000..................................   231,250    346,875    462,500    508,750    555,000
 950,000..................................   237,500    356,250    475,000    522,500    570,000
 975,000..................................   243,750    365,625    487,500    536,250    585,000
 1,000,000................................   250,000    375,000    500,000    550,000    600,000

    Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are:
Mr. Beall, 28 years, $846,442; Mr. McClenagan, 28 years, $344,544; and
Mr. Mothershed, 27 years, $251,513.

MANAGEMENT RETIREMENT PLAN

    The Company's Management Retirement Plan ("MRP") provides a select group of management or highly compensated employees the security of receiving a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) and whose average annual compensation over a consecutive three calendar-year period equals or exceeds $40,000, which amount may be adjusted by the Company from time to time.

    A participant's single-life annuity accrued benefit in the MRP equals
1.5 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service not in excess of 20 years; plus 2 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant's Retirement Plan benefits, (b) the participant's Social Security benefits, and (c) the participant's ESPP Benefit (as defined in the MRP). For purposes of determining a participant's accrued benefit, a year's compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

    Normal retirement for purposes of the MRP is age 65, although a participant may retire with a benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

                           MANAGEMENT RETIREMENT PLAN
    ESTIMATED ANNUAL BENEFITS FOR REPRESENTATIVE YEARS OF SERVICE TO AGE 65

FINAL AVERAGE                                                               30 OR
SALARY                                       15         20         25        MORE
-------------                             --------   --------   --------   --------
$40,000.................................  $ 9,000    $12,000    $16,000    $20,000
 60,000.................................   13,500     18,000     24,000     30,000
 80,000.................................   18,000     24,000     32,000     40,000
 100,000................................   22,500     30,000     40,000     50,000

    Years of credited service and salary covered by the MRP for the eligible Named Executives are: Mr. Beall, 28 years, $100,000; Mr. McClenagan, 28 years, $100,000; and Mr. Mothershed, 27 years, $100,000.

EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement with Samuel (Sandy) E. Beall, III, pursuant to which Mr. Beall has agreed to serve as Chief Executive Officer of the Company until June 18, 2006. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

    The employment agreement provides that Mr. Beall will be compensated at a base salary rate equal to $860,000 a year, adjusted annually by an amount equal to the greater of (a) 4% of the base salary then in effect, or (b) an amount determined by the Board of Directors of the Company, or appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the "Base Salary"). In addition, under the employment agreement, Mr. Beall is entitled to an annual bonus opportunity pursuant to the terms of the CEO Bonus Plan, based upon performance criteria approved by the Board of Directors of the Company, or appropriate committee thereof, with a target bonus equal to 50% of Base Salary and a maximum bonus equal to 125% of Base Salary.

    In addition, under the employment agreement, Mr. Beall will also be entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options under the Company's Executive Stock Option Program according to the same criteria pursuant to which grants are awarded to other senior executives of the Company.

    Pursuant to the employment agreement, the Company agreed to provide
Mr. Beall with life insurance coverage providing a death benefit of not less than four times Base Salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This obligation may be satisfied in whole or in part by the Executive's participation in the Ruby Tuesday, Inc. Executive Life Insurance Plan.

    Pursuant to the employment agreement, the Company granted Mr. Beall a non-qualified stock option award to acquire 156,000 shares of Common Stock at an exercise price of $9.4688 per share (the fair market value of a share of Common Stock determined as of the close of business on the day before the Company and Mr. Beall executed the employment agreement) (the "1999 Option"). The 1999 Option will vest on July 1, 2006 and will expire on December 18, 2008; provided, however, the 1999 Option will expire earlier under the same circumstances as apply to the other options granted to Mr. Beall, as described in the immediately succeeding paragraph. In addition, the Company agreed to grant Mr. Beall a second non-qualified stock option award of Common Stock on the date of the Board of Directors meeting that immediately follows the 2000 Annual Meeting of Shareholders (the "2000 Option"). The 2000 Option will have a per share exercise price equal to the fair market value of a share of Common Stock determined as of the close of business on the day before the date of grant. The 2000 Option will vest on July 1, 2006 and will expire on December 18, 2008; provided, however, the 2000 Option will expire earlier under the same circumstances as apply to the 1999 Option. Notwithstanding the foregoing, the 2000 Option will not be granted if Mr. Beall is no longer employed by the Company as of the grant date unless his employment shall have terminated as a result of death, disability, involuntary termination other than for Cause (as defined below) or Qualified Termination (as defined below) following a Change of Control (as defined below). The grant of the 2000 Option is also conditioned upon the approval at the Annual Meeting of the proposed amendment to the Stock Incentive Plan, being submitted to the shareholders as Proposal 2. The number of shares subject to the 2000 Option is intended to be the number of shares necessary to create a present value, as of September 1999, of $1,500,000, when the 2000 Option is aggregated with the 1999 Option, using the Black-Sholes model to calculate present value. In the event the proposed amendment to the Stock Incentive Plan being submitted to the shareholders as Proposal 2 is not approved by the shareholders, the obligations of the Company will be extended from year to year until sufficient options have been granted to create such present value.

    In the employment agreement, the Company and Mr. Beall agreed that, subject to the approval by the Company's Compensation Committee, options previously granted to Mr. Beall to acquire Common Stock will be amended to provide, or will provide if granted in the future, that (a) such options which have not then vested shall vest in full upon Mr. Beall's death or disability, the involuntary termination of Mr. Beall's employment by the Company without Cause, Mr. Beall's retirement upon satisfying applicable early retirement criteria or upon a Change in Control and (b) the maximum term within which then-vested options may be exercised shall expire no later than 90 days following a voluntary resignation by Mr. Beall (unless the resignation qualifies as a Qualified Termination) prior to Mr. Beall satisfying applicable early retirement criteria; no later than 90 days following an involuntary termination of Mr. Beall's employment by the Company without Cause with respect to the portion of any option which vests as a result of such involuntary termination of employment; or, no later than one year following any other involuntary termination of Mr. Beall's employment, prior to a Change of Control, without Cause with respect to the portion of any option which has then previously vested, and no later than 15 days following an involuntary termination of Mr. Beall's employment by the Company for Cause, or in each case the expiration of the stated term of such option, whichever first occurs.

    Pursuant to the employment agreement, in the event the Company terminates Mr. Beall's employment other than for Cause, the employment agreement will terminate and Mr. Beall will become entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination;
(b) payment of Base Salary then in effect for 24 months (the "Severance Period"); (c) payment of annual bonuses (or pro rata portion thereof), if any, payable for each of those fiscal years that overlap, in whole or in part, with the Severance Period, with such amounts paid when and as such annual bonuses would normally be determined; (d) payment of earned but unused vacation through the end of the calendar month in which the termination occurs; and (e) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for the Severance Period at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). The Company and Mr. Beall agreed that the failure of the Board of Directors of the Company to elect, or the action of the Board of Directors to remove, Mr. Beall as Chairman of the Board will, in the absence of Cause, permit Mr. Beall to terminate the employment agreement within 60 days of such event and such termination will be deemed to constitute an involuntary termination other than for Cause by the Company.

    The employment agreement provides that in the event of a Qualified Termination of Mr. Beall's employment following a Change of Control, the employment agreement will terminate and Mr. Beall will become entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three, multiplied by the sum of (i) Base Salary then in effect, plus
(ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by Mr. Beall; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall's accrued benefit under the ESPP will be determined by increasing Mr. Beall's actual years of continuous service by an additional three full years.

    The employment agreement also provides that if the aggregate amount provided for in the employment agreement and any other payments and benefits which Mr. Beall has the right to receive from the Company and its affiliates would subject Mr. Beall to an excise tax under Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred or paid by Mr. Beall with respect to such excise tax (any such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Mr. Beall shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise imposed upon Mr. Beall as a result of the receipt of the payment contemplated by the employment agreement)) to place Mr. Beall in the same after-tax position Mr. Beall would have been in had no Excise Tax been imposed or incurred or paid by Mr. Beall. The Company agreed to pay to Mr. Beall in cash in a lump sum any amount due pursuant to this provision not later than five business days prior to the date that Mr. Beall must file his federal income tax return which reflects the payment that subjects Mr. Beall to the Excise Tax.

    Pursuant to the employment agreement, Mr. Beall agreed (a) to hold the Company's confidential information and trade secrets in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Company's confidential information and trade secrets or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any of the Company's confidential information and trade secrets from losing its character or ceasing to qualify as confidential information or a trade secret. These covenants will survive the termination of the employment agreement for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for so long as the information qualifies as a trade secret under applicable law.

    In addition, Mr. Beall agreed that during his employment by the Company and for a period of two years thereafter (a) he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Company, engage in any business which is the same as or essentially the same as the business of the Company and (b) he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

    Under the employment agreement, "Cause" means, with respect to termination of Mr. Beall's employment by the Company: (a) conviction of a felony;
(b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors of the Company; (c) conduct that amounts to fraud against the Company or its affiliates; (d) a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or (e) conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

    "Change of Control" means any of the following events: (a) the acquisition by any individual, entity or "group" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of voting securities of the Company where such acquisition causes any such Person to own 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this definition, the following shall not constitute a Change of Control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;
(b) within any 12-month period (beginning on or after the effective date of the employment agreement), the persons who were directors of the Company immediately before the beginning of such 12-month period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the effective date of the employment agreement shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or (e) the liquidation or dissolution of the Company.

    "Qualified Termination" means, during the term of the employment agreement, any one of the following events: (a) an involuntary termination of Mr. Beall's employment by the Company other than for

Cause; (b) a resignation by Mr. Beall for any reason within 12 months following a Change of Control; or (c) a resignation by Mr. Beall following a Change of Control for any one of the following reasons: (i) a reduction in his then current Base Salary or a reduction in his target bonus opportunity, expressed as a percentage of Base Salary; (ii) a failure to elect or reelect him to the positions of Chief Executive Officer and Chairman of the Board of Directors;
(iii) a material diminution in his duties or responsibilities; or (iv) a change in supervisory authority such that he no longer reports directly to the Board of Directors of the Company.

    The Company estimates the value of the compensation and benefits payable under the change in control provisions of Mr. Beall's employment agreement, as of the date of this Proxy, if such provisions were triggered by a change in control would be approximately $7,881,000.

                         COMPENSATION COMMITTEE REPORT

    THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, WHICH IS COMPOSED SOLELY OF NON-EMPLOYEE DIRECTORS OF THE COMPANY, HAS FURNISHED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION.

OVERALL COMPENSATION PHILOSOPHY

    During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

    - Base salaries are competitive with similar high-performance restaurant companies;

    - A very significant portion of executive compensation is tied to the Company's success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

    - Executives are required to own specified amounts of stock in the Company, resulting in direct linkage between executive and shareholder interests.

    The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

    The key components of the Company's executive compensation packages are base salary, annual incentive opportunities, and equity devices. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Samuel (Sandy) E. Beall, III, the Company's Chairman of the Board and Chief Executive Officer, are discussed below.

BASE SALARIES

    The Company's general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are at the 75th percentile of the competitive market in the casual dining industry for the Chief Executive Officer and the 50th percentile for the other executives. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

    With respect to fiscal year 2000, the Compensation Committee utilized published surveys of selected peer companies to obtain competition base salary information. Executive officer salaries were reviewed and recommendations for adjustments were made to the Board based on survey market targets.

ANNUAL INCENTIVE COMPENSATION

    The Company's annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Corporate and individual performance objectives are established at the beginning of each fiscal year.

    Each executive's potential incentive was tied to growth in earnings per share, as well as certain qualitative measures. Depending upon an executive's organizational level and responsibilities, as well as competitive market practices, annual incentive compensation opportunities range from 15 percent to 25 percent of base salary if the "threshold" goals are achieved, 30 percent to 50 percent of base salary if the "target" goals are achieved, 45 percent to 100 percent of base salary if the "maximum" goals are achieved and 60 percent to 125 percent of base salary if the "maximum plus" goals are achieved. Performance for fiscal year 2000 measured against the objectives contained in the incentive plan resulted in the incentive compensation for the Named Executives shown in the Summary Compensation Table. Such awards represented approximately
100 percent of the total incentive awards that could have been earned by the Named Executives. Occasionally the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

EXECUTIVE STOCK OWNERSHIP

    Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Company stock. Ownership requirements have been developed for the Company's top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; Concept Presidents and President/Partners, a minimum of three times base salary; Corporate Senior Vice Presidents and Senior Vice President/Partners--Regional Operations, a minimum of two times base salary; and Corporate and Concept Vice Presidents and Vice Presidents/Partners-- Regional Operations, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with the effective date of the Distribution (March 9, 1996) or the date of hire, whichever is later, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives, open market purchases effected by the employee on his own behalf or by his spouse or on behalf of his children under age 21 or through participation in the Company's deferred compensation retirement plans. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

LONG-TERM INCENTIVE COMPENSATION

    Awards under the Company's stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

EXECUTIVE STOCK OPTION PROGRAM

    The Company has an Executive Stock Option Program which provides for option grants to its key employees at the General Manager level and above, depending upon the key employee's position within the Company. The options are issued at fair market value and have a five-year term and generally vest 30 months after the date of the grant. In order for key employees to receive option grants under this program after March 26, 2001, they must meet certain minimum Common Stock ownership requirements.

During fiscal year 2000, option grants ranging from 400 to 322,000 shares, for a total of 1,892,300 shares, were made under this program.

MANAGEMENT STOCK OPTION PROGRAM

    The Company has a MSOP for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Company stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Company stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 549,252 shares to employees under this program during fiscal year 2000.

RESTRICTED STOCK

    The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Pursuant to the terms of Mr. Beall's employment agreement, Mr. Beall's base salary for fiscal year 2000 was $860,000. At the July 10, 2000, Compensation Committee meeting, Mr. Beall's base salary was reviewed. Based on the terms of his employment agreement and competitive market data, the Compensation Committee recommended, and the Board of Directors subsequently approved, an increase in annual base salary to $894,400 for fiscal year 2001.

    The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders, and was reapproved at the 1999 Annual Meeting of Shareholders. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 2000, the Chief Executive Officer's bonus opportunity was 25 percent, 50 percent, 100 percent or 125 percent of his salary if the Company achieved or exceeded the "threshold," "target," "maximum" and "maximum plus" earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 2000, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $1,075,000.

    In addition, the Compensation Committee has approved Mr. Beall's participation in the Management Stock Option Program (described above) under which he may purchase Common Stock having a value of up to $50,000 annually, conditioned upon the Company's achievement of pre-established financial goals. However, pursuant to the terms of Mr. Beall's employment agreement, Mr. Beall has foregone participation in the Management Stock Option Program for fiscal year 2000.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company's ability to deduct certain performance-based compensation under Section 162(m) of the Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company's ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan was reapproved at the 1999 Annual Meeting of Shareholders. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

    The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company's stock-based incentive plans. The Compensation Committee met three times during fiscal year 2000. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 2000. The members of the Compensation Committee are named below.

                                Dolph W. von Arx (Chairman)

                  Claire L. Arnold             Elizabeth L. Nichols
                  James A. Haslam, III         Dr. Benjamin F. Payton
                  John B. McKinnon             Dr. Donald Ratajczak

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    During fiscal year 2000, the members of the Compensation Committee were Dolph W. von Arx, (Chairman), Claire L. Arnold, John B. McKinnon, Dr. Benjamin
F. Payton, Dr. Donald Ratajczak, James A. Haslam, III and Elizabeth L. Nichols. During fiscal year 2000, Mr. Haslam served as Chief Executive Officer and a director of Pilot Corporation, a privately-held corporation. Pilot Corporation does not have a compensation committee of its board of directors. Mr. Beall, Chairman of the Board and Chief Executive Officer of the Company, and Mr. McKinnon, a director and member of the Compensation Committee of the Company, also served on the Board of Directors of Pilot Corporation during fiscal year 2000.

                              CERTAIN TRANSACTIONS

    A. Richard Johnson has served as Senior Vice President--Brand Development/Growth of the Company since April 10, 2000. Mr. Johnson also served as President of Hopewell Corporation until May 15, 2000, of which his wife, Mary Johnson, is the sole shareholder. Between April 10, 2000 and May 15, 2000, Hopewell & Co., a division of Hopewell Corporation, provided certain planning and business development, corporate communications and crisis management services to the Company. The total cost to the Company for all such services provided for that time period was $70,427.21.

    The Company entered into a ground lease on June 30, 1999 with Furrow-Holrob Development I, LLC, a Tennessee limited liability company ("FHD"). The lease covers the Company's restaurant located in the Mercedes Place Shopping Center in Knoxville, Tennessee. The lease has a fifteen year term with two five-year renewal options. The minimum rent under the lease begins at $50,000 annually for the first five years and gradually increases every fifth anniversary by a rate of less than $10,000 annually. In July 2000, Susan Bagwell Haslam, James A. Haslam, III's wife, and William E. Haslam, Mr. Haslam's brother, each acquired 25% of FHD.

                               PERFORMANCE GRAPH

    The following chart and table compare the cumulative total return of the Company's Common Stock with the cumulative total return of the NYSE Stock Market Index and the NYSE Eating and Drinking Places Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                           AMONG RUBY TUESDAY, INC.,
         NYSE EATING AND DRINKING PLACES INDICES AND NYSE STOCK MARKET

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        RUBY TUESDAY, INC.       NYSE EATING       NYSE STOCK MARKET INDEX
                                     AND
                            Drinking Places Index
3/1996             $100.00                $100.00                  $100.00
5/1996             $119.72                 $97.85                  $104.87
5/1997             $121.13                $103.27                  $131.45
6/1998             $176.00                $132.80                  $174.91
6/1999             $218.06                $161.49                  $197.89
6/2000             $244.00                $136.70                  $208.50

                                               03/11/96   05/31/96   05/30/97   06/05/98   06/04/99   06/02/00
                                               --------   --------   --------   --------   --------   --------
Ruby Tuesday, Inc............................  $100.00    $119.72    $121.13    $176.00    $218.06    $244.00
NYSE Eating and Drinking Places Index........  $100.00    $ 97.85    $103.27    $132.80    $161.49    $208.49
NYSE Stock Market Index......................  $100.00    $104.87    $131.45    $174.91    $197.89    $136.68

* Assumes $100 invested in the Common Stock of the Company and in the indicated indices on March 11, 1996, the first business day following the spin-off in which the Company became an independent company, and reinvestment of dividends.

PROPOSAL 2

                             APPROVAL OF AMENDMENT
                        TO THE 1996 STOCK INCENTIVE PLAN

    The Board of Directors of the Company has approved, and recommends the shareholders of the Company approve, the amendment to the Company's Stock Incentive Plan to (i) increase the number of shares with respect to which equity incentives may be granted during any fiscal year to any employee to 750,000 to accommodate both of the two-for-one stock splits of the Common Stock effected on each of May 11, 1998 and May 19, 2000, and (ii) to provide for automatic adjustments in the number of shares with respect to which equity incentives may be granted in any fiscal year in the event of future stock splits or other similar changes in the Company's capital structure. A proportionate adjustment in the number of shares reserved under the Plan to reflect the past stock splits referenced above would result in an increase to 1,000,000 shares reserved, however, the Board has determined that an increase to 750,000 shares is sufficient at this time. Shareholder approval is being sought to preserve the Company's ability to deduct, for Federal income tax purposes, compensation expense attributable to stock options and other stock awards granted under the Stock Incentive Plan. Under Section 162(m) of the Internal Revenue Code, shareholder approval of performance-based compensation plans (including material amendments thereto) is necessary to qualify for the performance-based compensation exception to the limitation on a company's ability to deduct compensation paid to certain specified individuals in excess of $1 million. Approval of the proposed amendment to the Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company represented and entitled to vote at the Annual Meeting.

    The following is a description of the Stock Incentive Plan, if amended as proposed hereby.

    RESERVED SHARES. Following the May 19, 2000 stock split the shares of Common Stock reserved for issuance pursuant to awards made or that may be made under the Stock Incentive Plan is 12,000,000, of which approximately 2,657,810 shares were previously issued and approximately 4,937,782 shares are subject to stock options which are outstanding. The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year to any eligible employee will not exceed 750,000. The Stock Incentive Plan provides for further adjustments to the number of shares reserved for issuance, and to the per employee limit, in the event of certain recapitalizations.

    DISINTERESTED ADMINISTRATION. Awards under the Stock Incentive Plan are determined by the Compensation Committee (the "Committee"), the members of which are selected by the Board of Directors and are solely non-management members. Only persons who satisfy the criteria of "non-employee directors" set forth in Rule 16b-3(b) under the Securities Exchange Act of 1934, as amended, and the criteria of "outside directors" set forth in regulations under Section 162(m) of the Internal Revenue Code may be members of the Committee. The Committee shall have at least two members.

    AWARDS. The Stock Incentive Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to employee directors, officers and employees of the Company or its affiliates ("Eligible Persons"). These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of Eligible Persons. The Stock Incentive Plan permits the Committee to make awards of a variety of Stock Incentives (as defined below), including, but not limited to, stock awards, options to purchase shares of Common Stock, stock appreciation rights, so-called "cashout" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of a Change in Control of the Company (as defined therein) or other event), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (together, "Stock Incentives"). Outstanding Stock

Incentives may be adjusted by the Committee to reflect certain corporate events such as corporate reorganizations.

    Stock awards will generally vest over a period of no less than three years. Stock Incentives may be made exercisable or settled at such prices and will terminate under such terms as will be established by the Committee. Options generally may not be made exercisable at a price less than the fair market value of the Common Stock as determined in accordance with the Stock Incentive Plan. The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld. The Stock Incentive Plan permits the grant of both incentive and nonqualified stock options.

    Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

    The terms of particular Stock Incentives may provide that they terminate or expire upon the occurrence of one or more events, including, but not limited to, the holder's termination of employment or other status with respect to the Company, passage of a specified period of time, the holder's death or disability, or the occurrence of a Change in Control of the Company. Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or legal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are held by an employee who suffers a termination of employment may be canceled, accelerated, paid or continued. The Board of Directors at any time may terminate the Stock Incentive Plan or amend it in any respect. Material amendments require shareholder approval. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the holder under such Stock Incentive. The Board also may condition any such amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

    TAX CONSEQUENCES. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

    A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and the Company will not be entitled to a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

    A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (the "Equity Incentives"). At the time a participant receives payment under any Equity Incentive, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company then will be entitled to a corresponding deduction.

    A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company then will be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.

    The Stock Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

    The following table sets forth information regarding stock options granted and other awards made under the Stock Incentive Plan during fiscal year 2000 to each of the Named Executives, all persons who serve as executive officers of the Company as a group, and all persons who are employees of the Company as a group.

                                                           BONUS        OPTIONS
NAME AND POSITION WITH THE COMPANY OR GROUP             SHARES(#)(1)    (#)(2)
-------------------------------------------             ------------   ---------
S.E. Beall, III.......................................        -0-        478,000
  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

R.D. McClenagan.......................................        636        216,634
  PRESIDENT

J.R. Mothershed.......................................        381        178,778
  SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
  TREASURER AND ASSISTANT SECRETARY

S.L. Turner...........................................        408        179,387
  EXECUTIVE VICE PRESIDENT, HUMAN RESOURCES AND
  PERFORMANCE MANAGEMENT

D.T. Cronk............................................        408         99,387
  SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

All executive officers of the Company as a group......      1,833      1,322,186

All other employees of the Company as a group.........        591         53,590

------------------------

(1) Bonus shares issued under the MSOP, a program maintained by the Company under the Stock Incentive Plan, to the extent applicable to executive officers. See footnote 1 to the Summary Compensation Table above for a description of the MSOP. Any options granted under the MSOP are included in the "Options" column.

(2) Includes options granted under the MSOP.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
              THE PROPOSED AMENDMENT TO THE STOCK INCENTIVE PLAN.

                              INDEPENDENT AUDITORS

    The firm of KPMG LLP served as the Company's independent auditors for fiscal year 2000. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

    The appointment of auditors is a matter for determination by the Board of Directors for which no shareholder approval or ratification is necessary. The Board of Directors has selected the firm of KPMG LLP to audit the books of the Company for fiscal year 2001.

    The Company engaged KPMG LLP to serve as its independent auditors effective as of December 6, 1999. Prior to that date, Ernst & Young LLP has served as the Company's independent auditors. The decision to change auditors was recommended by the Audit Committee and approved by the Board of Directors.

    During the Company's two fiscal years and the subsequent interim periods prior to December 6, 1999, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

    Ernst & Young LLP's reports on the Company's consolidated financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                             SHAREHOLDER PROPOSALS

    Any shareholder of the Company wishing to submit a proposal for action at the Company's 2001 Annual Meeting of Shareholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than May 4, 2001, and must otherwise comply with rules of the Securities and Exchange Commission relating to shareholder proposals.

    The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2001 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (i) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (ii) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than July 18, 2001 and, in either case, certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

                                    GENERAL

    Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

    The Annual Report of the Company for fiscal year 2000 (which is not part of the proxy soliciting material) is being mailed with this proxy statement to all shareholders of record as of the record date for the Annual Meeting.

    THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 4, 2000. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL T. CRONK, SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801.

                                          By Order of the Board of Directors,

                                          /s/ Daniel T. Cronk

                                          Daniel T. Cronk
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

September 1, 2000
Maryville, Tennessee

NOTE: THIS FIRST AMENDMENT TO THE RESTATED (SEPTEMBER 30, 1999) RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN IS BEING FILED AS AN APPENDIX TO THE COMPANY'S 2000 PROXY STATEMENT TO THE SHAREHOLDERS PURSUANT TO INSTRUCTION 3 OF ITEM 10 OF
SCHEDULE 14A UNDER THE SECURITIES ACT OF 1934, AS AMENDED, AND WILL NOT BE DISTRIBUTED TO THE SHAREHOLDERS.

                             FIRST AMENDMENT TO THE
                         RESTATED (SEPTEMBER 30, 1999)
                  RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN

    THIS FIRST AMENDMENT is made as of July 10, 2000, by RUBY TUESDAY, INC., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Company maintains the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the "Plan"), restated as of September 30, 1999.

    WHEREAS, as a result of the two-for-one stock split effected by the Company as of May 19, 2000, the total number of shares reserved for issuance pursuant to the Plan is now 12,000,000.

    WHEREAS, the Company wishes to amend the Plan primarily to increase the per employee limit on the number of shares of stock that may be subject to options or stock appreciation rights granted to a single employee during any fiscal year of the Company.

    WHEREAS, the Board of Directors of the Company has duly approved and authorized this amendment to the Plan.

    NOW, THEREFORE, the Company does hereby amend the Plan, effective upon approval of the Company's shareholders at the Company's fiscal year 2000 Annual Meeting of Shareholders, by deleting the last sentence of Section 2.4 in its entirety and by substituting therefor the following:

    "To the extent required under Code Section 162(m) and the regulations issued thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options and Stock Appreciation Rights may be granted during any fiscal year of the Company to any Participant who is an employee (a "Covered Employee") may not exceed 750,000, subject to adjustment in accordance with
    Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant, as the case may be, against the Covered Employee's individual limit for the applicable fiscal year."

    The adoption of the First Amendment is conditioned upon, and subject to, the approval of the First Amendment by the stockholders of the Company

    Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this First Amendment.

    IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.

                                                       RUBY TUESDAY, INC.

                                                       By:  /s/ SAMUEL E. BEALL, III
                                                            -----------------------------------------
                                                            Samuel E. Beall, III
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Attest:

By:   /s/ DANIEL T. CRONK
      -------------------------------------------
      Daniel T. Cronk
      SECRETARY

      [CORPORATE SEAL]

                               RUBY TUESDAY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 1, 2000, and does hereby appoint Samuel E. Beall, III and J. Russell Mothershed, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Ruby Tuesday, Inc., to be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 at 11:00 a.m., local time, on October 5, 2000, and at any adjournment(s) thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED (I) FOR ALL DIRECTOR NOMINEES LISTED ABOVE AND (II) FOR THE PROPOSED AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN.

                            (continued on other side)

                                                      RUBY TUESDAY, INC.
                                                      P.O. BOX 11113
                                                      NEW YORK, N.Y. 10203-0113

1.  TO ELECT THREE CLASS II DIRECTORS FOR A TERM OF THREE YEARS.

/ /   FOR all nominees above                   / /   WITHHOLD AUTHORITY
      (except as marked to the                       to vote for ALL nominees
       contrary above)                               listed above

/ /   *EXCEPTIONS

Nominees: DR. DONALD RATAJCZAK, SAMUEL E. BEALL, III and CLAIRE L. ARNOLD (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX ABOVE AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST OF NOMINEES BELOW THE BOXES.)

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK THE "FOR" BOX ABOVE BUT LINE THROUGH THAT NOMINEE'S NAME IN THE LIST OF NOMINEES ABOVE THE BOXES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES LISTED ABOVE.

2. TO APPROVE AN AMENDMENT TO THE COMPANY'S 1996 STOCK INCENTIVE PLAN TO
   (i) INCREASE THE NUMBER OF SHARES WITH RESPECT TO WHICH EQUITY INCENTIVES MAY BE GRANTED DURING ANY FISCAL YEAR TO AN EMPLOYEE TO 750,000 AND (ii) TO PROVIDE FOR AUTOMATIC ADJUSTMENTS IN THE NUMBER OF SHARES WITH RESPECT TO WHICH EQUITY INCENTIVES MAY BE GRANTED IN THE EVENT OF FUTURE STOCK SPLITS OR OTHER SIMILAR CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

   / /   FOR the            / /   AGAINST the            / /   ABSTAIN
         Amendment                Amendment

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

Change of Address and or Comments Mark Here  / /

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

                                           Dated: ______________, 2000.


                                           -------------------------------------
                                                        Signature

                                           -------------------------------------
                                                  Signature, if held jointly

                                          Votes must be indicated
                                          (x) in Black or Blue ink.


PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.